EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE


   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)

                                                           Three Months Ended  Six Months Ended
                                                                June 30,           June 30,
                                                             1996     1995      1996      1995

      Computation for Consolidated Statements of Income:
        Net income                                         $ 7,511  $ 6,513    $16,972  $14,566
                                                           =======  =======    =======  =======

        Weighted average common shares                      12,282   12,197     12,269   12,183
                                                           =======  =======    =======  =======

        Earnings per share                                   $0.61    $0.54      $1.38    $1.20
                                                           =======  =======    =======  =======


    Additional Primary Computation (1):
        Weighted average common shares per above            12,282   12,197     12,269   12,183
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                        271      191        265      188

        Weighted average common shares, as adjusted         12,553   12,388     12,534   12,371
                                                           =======  =======    =======  =======


        Primary earnings per share                           $0.60    $0.53      $1.35    $1.18
                                                           =======  =======    =======  =======

   Fully Diluted Computation (1):
        Weighted average common shares per above            12,282   12,197     12,269   12,183

        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                        283      224        285      225


        Weighted average common shares, as adjusted         12,565   12,421     12,554   12,408
                                                           =======  =======    =======  =======

        Fully diluted earnings per share                     $0.60    $0.52      $1.35    $1.17
                                                           =======  =======    =======  =======

   [FN]
   (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.